Exhibit 99.1
DATE: Aug. 10, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078
Transco Initiates Private Debt Issuance
TULSA, Okla. — Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of Williams Partners L.P. (NYSE: WPZ), announced today that it is offering an expected $375 million aggregate principal amount of senior notes due 2041 to certain institutional investors. The notes will be offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).
Transco intends to use $300 million of the net proceeds from the offering to repay its $300 million of 7-percent notes due 2011, upon their maturity on Aug. 15. The remainder of the net proceeds will be used for general corporate purposes.
The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission
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